Exhibit 10.2

Description of Cash Bonus Arrangement for Named Executive Officers

•                  Each named executive will be entitled to receive a cash bonus for 2006 equal to a target percentage of that executive’s base salary.

•                  The maximum bonus for our chief executive officer will be 120% of his base salary.

•                  The maximum bonus for our chief financial officer will be 100% of his base salary.

•                  Two thirds of the bonus will be based upon the Company’s overall performance, as measured by the Company’s fully diluted earnings per share for fiscal year 2006.

•                  One third of the bonus will be based upon each executive’s individual performance, as measured by factors the Compensation Committee may deem appropriate.

•                  The overall target percentage may also be adjusted (reduced or increased) based upon the Company’s actual fully diluted earnings per share relative to certain specified targets.